Calculation of Filing Fee Tables
S-8
EPLUS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Common Stock, par value $0.01 per share	Other	300,000	$ 87.29	$ 26,187,000.00	0.0001476	$ 3,865.20
Total Offering Amounts:						$ 26,187,000.00		$ 3,865.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,865.20
Offering Note
[1]	The registration fee is calculated pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416(c) under the Securities Act, the shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock") being registered under this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the ePlus inc. 2024 Non-Employee Director Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. The proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and (h)(1) of the Securities Act, based upon the average of the high and low prices for the Registrant's Common Stock on the NASDAQ Global Select Market on September 12, 2024, which was $87.29.